UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

Table Trac, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-288383	88-036568
(State of Incorporation)	(Commission file number)	(IRS Employer Identification Number)

6101 Baker Road, Suite 206,
Minnetonka, Minnesota 55345
(Address of principal executive office)

Registrant's telephone number (952) 548-8877

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

 At the recommendation of the Board of Directors of Table Trac, Inc. (the “Company”), the Company’s  Chief Executive Officer, Chad Hoehne, agreed to reduce his annual base salary to $235,000 as a result of the hiring of a full time chief financial officer, resulting in a reduction of  Mr. Hoehne’s duties and responsibility. Mr. Hoehne’s eligibility for bonuses did not change.  .

Item 5.07            Submission of Matters to a Vote of Security Holders.

The registrant held its annual meeting of stockholders on Wednesday, June 15, 2011. At the meeting, the registrant’s shareholders took the following actions:

(i) The stockholders elected five directors to serve as members of our Board of Directors until the next annual meeting of stockholders. The stockholders present in person or by proxy cast the following numbers of votes in connection with the election of directors, resulting in the election of all nominees:

Nominee	Votes For	Votes Withheld
Chad Hoehne	2,375,580	913,026
Robert Siqveland	2,375,580	913,026
Steven A. Browne	2,375,580	913,026
Louis Fornetti	2,846,445	442,161
Gary Loebig	2,360,580	928,026

There were 548,223 broker non-votes on the director proposal.

(ii) The stockholders also ratified the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of the Company for the 2011 fiscal year. There were 2,777,819 votes cast for the proposal; 818,790 votes were cast against the proposal; 240,220 votes abstained.

Item 7.01            Regulation FD Disclosure.

At the annual stockholder’s meeting on June 15, 2011, management made a presentation.  A summary of the presentation is included in the press release attached hereto as Exhibit 99.1. Highlights from the Company’s presentation can be obtained from the Company’s website at:  www.tabletrac.com

Item 9.01            Financial Statement and Exhibits.

Exhibit 99.1         Press Release dated June 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TABLE TRAC, INC. By: /s/ Chad Hoehne Chad Hoehne Chief Executive Officer Dated: June 17, 2011